Exhibit 99.1

Motorola Solutions completes acquisition of Silvus Technologies Holding Inc.

Adds mobile ad-hoc network leadership and extends company into a multi-billion-dollar, rapidly growing addressable market for drone and unmanned systems

CHICAGO – Aug. 6, 2025 – Motorola Solutions (NYSE: MSI) has completed its acquisition of Silvus Technologies Holdings Inc. (“Silvus”), a global leader in mission-critical mobile ad-hoc networks (MANET), based in Los Angeles, California.

Silvus’ MANET technology is designed to support frontline operations in the most challenging and contested environments, enabling highly secure data, video and voice communications without the need for fixed infrastructure. Their devices mesh together to establish large, scalable and self-healing networks that adapt to continuous mobility. These robust mobile networks connect people, devices and other nodes over distance and at scale, and seamlessly support bandwidth-intensive technologies like video, sensors and drones.

“Silvus’ advanced solutions for drone and unmanned systems are trusted in the world’s most demanding defense environments, and offer vital applications for border security and public safety,” said Greg Brown, chairman and CEO, Motorola Solutions. “Their capabilities are an excellent complement to our land mobile radio and video technologies, and we look forward to bringing them to more customers around the world.”

Autonomous technologies, including drones, vehicles and robots, are increasingly deployed to safely provide a greater distance between soldiers and potential threats. Silvus’ technology allows human operators to securely control these systems with extremely low latency, helping to save lives while informing better tactical decisions.

Silvus’ wide range of customers spans defense agencies, autonomous systems manufacturers, the intelligence community, law enforcement and enterprises globally. Motorola Solutions plans to extend Silvus’ reach through its global scale and long-standing relationships with government and public safety customers around the world.

“Working with Babak and the Silvus team, we’ve seen firsthand how their expertise has created truly disruptive communications technology,” said Erik Fagan, Partner and Head of Industrial Technology, TJC. “They’ve built an exceptional company serving a critical need, and we are excited to watch their next successful chapter unfold with Motorola Solutions as a global leader in safety and security.”

“We have always respected Motorola Solutions’ leadership,” said Babak Daneshrad, PhD, CEO, Silvus Technologies. “At our core, both our companies are driven by innovation that makes the world safer. Bringing our advanced engineering teams together amplifies our ability to build more powerful solutions to serve more customers globally. I am incredibly optimistic about the future we have with Motorola Solutions.”

More information about the acquisition will be shared during Motorola Solutions’ quarterly conference call with financial analysts at 4 p.m. Central (5 p.m. Eastern) on Aug. 7. The conference call will be webcast live and a replay will be available at www.motorolasolutions.com/investors.

Transaction Terms

Under the terms of the purchase agreement, the consideration for the Silvus acquisition includes $4.4 billion in upfront consideration, comprising approximately $4.38 billion in cash (subject to customary adjustments) and approximately $20 million in restricted stock to certain employee equity holders. The terms of the purchase agreement also include the ability to earn earnout consideration of up to $600 million in the aggregate based on business performance over consecutive twelve-month periods ending in 2027 and 2028.

About Motorola Solutions | Solving for safer

Safety and security are at the heart of everything we do at Motorola Solutions. We build and connect technologies to help protect people, property and places. Our solutions foster the collaboration that’s critical for safer communities, safer schools, safer hospitals, safer businesses, and ultimately, safer nations. Learn more about our commitment to innovating for a safer future for us all at www.motorolasolutions.com.

About TJC

TJC, formerly known as The Jordan Company, has worked for more than 40 years with CEOs, founders and entrepreneurs across a range of industries including Consumer & Healthcare, Diversified Industrials, Industrial Technology, Aerospace & Defense, Logistics & Supply Chain and Technology & Infrastructure. With $32.0 billion of assets under management as of March 31, 2025, TJC is managed by a senior leadership team that has invested together for over 23 years on over 85 investments. TJC has offices in New York, Chicago, Miami and Stamford. For more information, please visit www.tjclp.com.

Motorola Solutions Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Motorola Solutions can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent Motorola Solutions’ views only as of today and should not be relied upon as representing Motorola Solutions’ views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, expected benefits of the transaction to Motorola Solutions and the Silvus business, the ability to expand the reach of Silvus’ offerings, and our ability to integrate and combine the two companies. Motorola Solutions cautions the reader that the risks and uncertainties, including those in Part I Item 1A of Motorola Solutions’ 2024 Annual Report on Form 10-K and in its other U.S. Securities and Exchange Commission (“SEC”) filings, which are available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com/investors, could cause actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions and factors that may impact forward-looking statements include, but are not limited to, Motorola Solutions’ ability to successfully integrate and operate Silvus and realize the anticipated benefits of the acquisition. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

Media Contact

Alexandra Reynolds

alexandra.reynolds@motorolasolutions.com

+1 312 965 3968

Investor Contact

Tim Yocum

Motorola Solutions

tim.yocum@motorolasolutions.com

+1 847-576-6899